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                                                                      Exhibit 11

        Computation of Earnings per Common and Common Equivalent Share
                    (In thousands except per share amounts)
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

                                                       Quarters Ended                      Nine Months Ended
                                              December 29          December 31       December 29      December 31
                                                 1996                 1995              1996             1995
                                              -----------         ------------       -----------      -----------
Primary calculation:

 Net income                                   $    17,225        $      12,494       $    39,956      $    33,745
                                              ===========        =============       ===========      ===========

 Weighted average shares outstanding               13,029               12,932            12,994           13,062
 during the period

 Shares issuable in connection with stock
 plans less shares purchasable with proceeds
 using the average per share purchase price
 for the respective periods as shown below            443                  434               417              387

                                              -----------         ------------       -----------      -----------

 Total common and common equivalent shares -
 primary                                           13,472               13,366            13,411           13,449

                                              ===========         ============       ===========      ===========

 Primary earnings per common and common       $      1.28         $        .93       $      2.98      $      2.51
 equivalent share                             ===========         ============       ===========      ===========


 Average share price for the period           $     51.90         $      46.72       $     49.44      $     43.74

                                              ===========         ============       ===========      ===========

Fully diluted calculation:

 Net income                                   $    17,225         $     12,494       $    39,956      $    33,745
                                              ===========         ============       ===========      ===========

 Weighted average shares outstanding during
 the period                                        13,029               12,932            12,994           13,062

 Shares issuable in connection with stock
 plans less shares purchasable with proceeds
 using the higher of the average or period
 end share price as shown below                       462                  492               466              477
                                              -----------         ------------       -----------      -----------

 Total common and common equivalent shares -
 fully diluted                                     13,491               13,424            13,460           13,539
                                              ===========         ============       ===========      ===========

 Fully diluted earnings per common and
 common equivalent share                      $      1.28         $        .93       $      2.97      $      2.49

                                              ===========         ============       ===========      ===========

 Higher of average or period end share price  $     53.38         $     50.63        $     53.38      $     50.63
                                              ===========         ============       ===========      ===========

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